SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since October 2003,
Federated and related
entities (collectively,
"Federated") and various
Federated-sponsored
mutual funds (Funds) have
been named as defendants
in several class action
lawsuits now pending in
the United States District
 Court for the District of
Maryland. The lawsuits were
purportedly filed on behalf
of people who purchased,
owned and/or redeemed shares
of certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and
late trading in
concert with certain
institutional traders, which
allegedly caused financial
injury to the mutual fund
shareholders. Federated
without admitting the
validity of any claim
has reached a preliminary
settlement
with the Plaintiffs in
these cases. Any settlement
would have to be approved by
the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
that are now
pending in the United States
District Court for the Western
 District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
 Shapiro LLP to represent the Funds in
each of the lawsuits described
in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
 none of the Funds remains a defendant in any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future.
 The
potential impact of these lawsuits,
all of which seek monetary damages,
 attorneys' fees and expenses,
and future potential similar suits
 is uncertain. Although we do not
believe that these lawsuits will have a
material adverse effect on the Funds,
 there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or other
adverse consequences for the
Funds.





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